Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-289943) of WORK Medical Technology Group LTD and its subsidiaries (the “Company”) of our report dated January 30, 2026, relating to the consolidated balance sheet of the Company as of September 30, 2025 and  the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended September 30, 2025, and the related notes, included in the Company’s Annual Report on Form 20-F, as amended, for the year ended September 30, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ HTL International, LLC

Houston, Texas

March 20, 2026